Exhibit 99.3

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Acquires

Three Retail Development Properties for $4.2 Million

Virginia Beach, VA – August 19, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today that it has acquired three development properties for an acquisition value of $4.2 million. The three assets were acquired from Development Fund I, LLC, an affiliate of the Company, and were paid for using a combination of cash and the assumption of debt. The Company plans to develop the parcels into future retail properties.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “We are very pleased to close on these three retail-focused development properties. The parcels of land are prime examples of the broad pipeline of locations available for us to develop in secondary and tertiary markets and are located in growing communities in which our team already has strong relationships. We view this as an opportunity to establish and grow the development portion of the REIT while adding value to the Company over the long term.”

Development Properties

The three undeveloped properties consist in total of approximately 55.2 acres of land located in Edenton, North Carolina; Moyock, North Carolina; and Courtland, Virginia. Each of the assets is located in commercial zones.

Edenton Commons is a 52.9 acre parcel located at the intersection of US Highway 17 and North Carolina Highway 32 in Edenton, North Carolina. The land can accommodate a 210,000 square foot retail space as well as an additional 89,835 square feet in small shop retailers.

Tull’s Creek is a 1.28 acre parcel located in Moyock, North Carolina on US Highway 168, a major connection from the north to the Outer Banks of North Carolina. The land can accommodate a 9,000 square foot building and neighboring retail includes a Food Lion grocery store and Dollar Tree as well as several other nationally known merchants.

Courtland Commons is a 1.01 acre parcel located in Courtland, Virginia off of US Route 58 (Southampton Parkway), an east to west U.S. Highway that runs slightly northwest of Harrogate, Tennessee to Virginia Beach, Virginia. The land is suitable for an 8,400 square foot freestanding building or strip center and is adjacent to a Food Lion grocery store.

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About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward looking Statement

Wheeler Real Estate Investment Trust, Inc. (the “Company”) considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward - looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward - looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward - looking statements. Specifically, the Company’s statements regarding the anticipated accretive nature of these properties are forward-looking statements. There are a number of important factors that could cause the Company’s operations to differ from those indicated by such forward - looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company’s ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company’s ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward - looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward - looking statements to reflect events or circumstances that arise after the date hereof.

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CONTACT:	-OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.		The Equity Group Inc.
Robin Hanisch		Terry Downs
Corporate Secretary		Associate
(757) 627-9088 / robin@whlr.us		(212)836-9615 tdowns@equityny.com

Adam Prior
Senior Vice-President
(212)836-9606 aprior@equityny.com